FOR RELEASE June 19, 2007

Deli Solar (USA), Inc. Raises $2.75 Million in Private Financing.

New York, N.Y. -- Deli Solar (USA), Inc.(OTCBB:DLSL.OB-News), a substantial seller of hot water and space heating devices in the People’s Republic of China (“PRC”), today announced that on June 14, 2007 it raised $2.75 million in a private placement from the sale of Series A Preferred Stock and Warrants with Barron Partners L.P. as the lead investor investing $2.55 million. The investors purchased an aggregate of (i) 1,774,194 shares of Series A Preferred Stock (ii) five year warrants to purchase 1,774,194 shares of Common Stock with an exercise price $1.90 per share, and (iii) five year warrants to purchase an additional 1,774,194 shares of Common Stock at an exercise price of $2.40 per share. Each share of Series A Preferred Stock is convertible into one share of Common Stock, subject to adjustment. Additional shares of Series A Preferred Stock (not to exceed 900,000) are required to be issued to the investors in the event that the Company fails to achieve certain income targets for the fiscal years ended December 31, 2007 and 2008.

For more information about the terms of this financing please refer to the Current Report on Form 8-K being filed with the SEC on June 19, 2007.

About Deli Solar (USA), Inc.

Deli Solar (USA), Inc. is a domestic holding company owning all the equity capital of Bazhou Deli Solar Energy Heating Co. Ltd. and Beijing Deli Solar Technology Development Co., Ltd., located in the People’s Republic of China. It is a substantial seller of hot water and space heating devices to customers in the PRC.

Source: Deli Solar